Exhibit 99-b

COMMITMENT AND ACCEPTANCE

April 13, 2011

    Reference is made to the Credit Agreement, dated as of June 23, 2006, by and among Meritor, Inc., an Indiana corporation (formerly known as ArvinMeritor, Inc.) (the “Company”), ArvinMeritor Finance Ireland, a private unlimited liability company incorporated under the laws of Ireland (the “Subsidiary Borrower” and, collectively with the Company, the “Borrowers”), the institutions from time to time parties thereto as “Lenders”, and JPMorgan Chase Bank, National Association, as Administrative Agent (the “Administrative Agent”) (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”). Terms defined in the Credit Agreement are used herein with the same meaning.

    This agreement is a “Commitment and Acceptance” referred to in Section 2.23 of the Credit Agreement. Pursuant to Section 2.23 of the Credit Agreement, the Company has requested an increase in the Aggregate Revolving Loan Commitment from $596,335,766.47 to $611,335,766.47. Such Commitment Increase is to become effective on the date (the “Effective Date”) which is the later of (i) April 13, 2011 and (ii) the date on which the conditions precedent set forth in Section 2.23 in respect of such Commitment Increase have been satisfied. In connection with such requested Commitment Increase, the Borrowers, the Administrative Agent and The Huntington National Bank (the “Accepting Lender”) hereby agree as follows:

    1. Effective as of the Effective Date, the Accepting Lender shall become a party to the Credit Agreement as a Lender and shall have all of the rights and obligations of a Lender thereunder and shall thereupon have a Revolving Loan Commitment under and for purposes of the Credit Agreement in an amount equal to the amount set forth opposite the Accepting Lender’s name on the signature page hereof.

    2. The Accepting Lender hereby (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Commitment and Acceptance and to become a Lender under the Credit Agreement on the terms hereof, (ii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and shall have the obligations of a Lender thereunder, (iii) its payment instructions and notice instructions are as set forth in Schedule 1 to this Commitment and Acceptance, (iv) none of the funds, monies, assets or other consideration being used to make the purchase and assumption hereunder are assets considered for purposes of ERISA or Section 4975 of the Code to be assets of or on behalf of any “plan” as defined in Section 3(3) of ERISA or Section 4975 of the Code, regardless of whether subject to ERISA or Section 4975 of the Code, and that its rights, benefits and interests in and under the Loan Documents will not be “plan assets” under ERISA, (v) it is not relying on or looking to any Margin Stock for repayment of the Loans and Reimbursement Obligations provided for in the Credit Agreement, (vi) it has received a copy of the Credit Agreement, together with copies of financial statements and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Commitment and Acceptance on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender, and (viii) attached as Schedule 1 to this Commitment and Acceptance is any documentation required to be delivered by the Accepting Lender with respect to its tax status pursuant to the terms of the Credit Agreement, duly completed and executed by the Accepting Lender and (b) agrees (i) that it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents and (ii) that it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

    3. The Borrowers hereby represent and warrant that as of the date hereof and as of the Effective Date, (a) all representations and warranties of the Loan Parties under the Loan Documents shall be true and correct in all material respects as though made on such date, other than representations given as of a particular date, in which case they shall be true and correct as of that date and (b) no event shall have occurred and then be continuing which constitutes an Unmatured Default or a Default.

    4. Except as specifically modified pursuant to this Commitment and Acceptance on the Effective Date, the Credit Agreement, and all other documents, instruments and agreements executed and/or delivered in connection therewith, shall remain in full force and effect, and are hereby ratified and confirmed. Without limiting the foregoing, each Borrower hereby (i) agrees that this Commitment and Acceptance and the transactions contemplated hereby shall not limit or diminish the obligations of such Borrower arising under or pursuant to the Credit Agreement and the other Loan Documents to which it is a party, (ii) reaffirms its obligations under the Credit Agreement and each and every other Loan Document to which it is a party (including, without limitation, each applicable Collateral Document), and (iii) reaffirms all Liens on the Collateral which have been granted by it in favor of the Administrative Agent (for itself and the other Holders of Secured Obligations) pursuant to any of the Loan Documents

    5. THIS COMMITMENT AND ACCEPTANCE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

    6. This Commitment and Acceptance may be executed in one or more counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

2

    IN WITNESS WHEREOF, the parties hereto have caused this Commitment and Acceptance to be executed by their respective officers thereunto duly authorized, as of the date first above written.

MERITOR, INC. (formerly known as
ArvinMeritor, Inc.) as the Company

By:	/s/ Jeffrey Craig
Name: Jeffrey Craig
Title: Senior Vice President and Chief
Financial Officer

ARVINMERITOR FINANCE IRELAND,
as the Subsidiary Borrower

By:	/s/ Carl Anderson
Name: Carl Anderson
Title: Director

[Signature Page to Commitment and Acceptance]

JPMORGAN CHASE BANK, NATIONAL
ASSOCIATION,
as Administrative Agent

By:	/s/ Robert P. Kellas
Name: Robert P. Kellas
Title: Executive Director

[Signature Page to Commitment and Acceptance]

REVOLVING LOAN COMMITMENT	ACCEPTING LENDER

$15,000,000.00	THE HUNTINGTON NATIONAL BANK

	By:	/s/ Cheryl B. Holm
Name: Cheryl B. Holm
Title: Sr. Vice President

[Signature Page to Commitment and Acceptance]

SCHEDULE 1 – PART I

ADMINISTRATIVE QUESTIONNAIRE

SCHEDULE 1 – PART II

U.S. AND NON-U.S. TAX INFORMATION REPORTING REQUIREMENTS